UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2011

BALLY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2011, Bally Technologies, Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with Mr. Ramesh Srinivasan, the Company’s President and Chief Operating Officer , in connection with his previously disclosed promotion from Executive Vice President, Systems effective March 30, 2011.  Pursuant to the Agreement, Mr. Srinivasan’s duties include those contemplated by his titles and such other duties, consistent with his experience and abilities, as the Chief Executive Officer and Board of Directors may assign.

Pursuant to the Agreement, Mr. Srinivasan will receive a salary of $600,000 and will be entitled to participate in the Company’s Management Incentive Program (the “MIP”).  Mr. Srinivasan’s bonus under the MIP will be earned based upon (i) objectives established by the Board of Directors each year based on earnings per share performance or such other objective measure determined by the Compensation Committee and (ii) personal objectives established by the Compensation Committee.  Effective July 1, 2011, the financial metrics part of the MIP will entitle Mr. Srinivasan to receive up to 200% of his base salary for maximum performance, 100% of base salary at target performance and 60% of his base salary at the threshold performance.  Mr. Srinivasan is also entitled to other benefits, including life insurance, medical and hospitalization, disability, and retirement benefits, consistent with the benefits provided to the Company’s other senior executives.  As previously disclosed, Mr. Srinivasan received equity grants on April 6, 2011 pursuant to the Agreement of 36,000 stock options (the “Options”) and 18,000 shares of restricted stock (the “Restricted Stock”), each vesting in four equal installments on the first, second, third and fourth anniversaries of the grant date.  The awards are subject to the terms of the Company’s 2010 Long Term Incentive Plan.  The Company may not materially reduce the foregoing benefits unless Mr. Srinivasan consents, an equitable substitute or alternative benefit is provided or the reduction is part of an across-the-board benefit reduction similarly affecting the Company’s other senior executives.

If Mr. Srinivasan is terminated without “Cause,” as defined in the Agreement, or if Mr. Srinivasan terminates his employment within 60 days of a material diminution of his duties (as determined pursuant to the Agreement), Mr. Srinivasan would continue to receive his then current salary for a period of 18 months following termination.  Mr. Srinivasan would also receive, on the date that is 12 months following the date of termination, a lump sum payment equal to 1.5 times the annual bonus under the MIP that Mr. Srinivasan would have earned for the year of termination had he remained employed for the full year based on the Company’s actual results for the full fiscal year.  Finally, the vesting of a portion of the Restricted Stock would be accelerated such that, taking into account the portion of the Restricted Stock that vested prior to the date of termination, Mr. Srinivasan would be vested in a fraction of the number of shares subject to the award equal to number of full months completed between March 30, 2011 and the date of termination plus 18 (but in no event greater than 48) divided by 48.  If the termination without Cause or diminution of duties leading to termination by Mr. Srinivasan occurs within one year following a “Change of Control,” as defined in the Agreement, in addition to the benefits described above, all of Mr. Srinivasan’s equity awards granted prior to the date of the Change of Control would accelerate and vest in full, including the Options and the Restricted Stock. For the avoidance of doubt, if Mr. Srinivasan terminates his employment with 60 days of a material diminution of his duties but remains employed by the Company through the end of a fiscal year (or provides up to 90 days written notice of termination, which 90-day period would run through the end of a fiscal year), Mr. Srinivasan shall be entitled to receive, at the time annual bonuses are paid to other executive officers of the Company, an annual bonus under the MIP for the year of termination based on the Company’s actual results for such fiscal year.  The Company’s obligation to pay any of the foregoing amounts is conditioned in each case upon Mr. Srinivasan’s execution of a release of claims and continued compliance with the restrictive covenants set forth in the Agreement.

The Agreement includes customary non-compete, non-solicitation, confidentiality and non-disparagement covenants as well as an intellectual property assignment by Mr. Srinivasan.  The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and between Bally Technologies, Inc. and Ramesh Srinivasan, dated May 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: May 27, 2011